SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: February 15, 2005
(Date of earliest event reported)

MARINEMAX, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 1-14173

Delaware (State or other jurisdiction of incorporation or organization)	59-3496957 (IRS Employer Identification Number)

18167 U.S. Highway 19 North, Suite 300 Clearwater, Florida (Address of principal executive offices)	33764 (ZIP Code)

(727) 531-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐   Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

     ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURE
EX-10.20

ITEM 1.01.     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 15, 2005, MarineMax, Inc., a Delaware corporation (the “Company“) entered into an Amended and Restated Credit and Security Agreement, executed on February 15, 2005, effective as of February 3, 2005, among the Company and its subsidiaries, as Borrowers, Keybank National Association, Bank of America, N.A., and various other lenders, as Lenders.

The credit facility replaces our previous credit facility with the same financial institutions. The credit facility provides us a line of credit with asset-based borrowing availability of up to $340 million for working capital and inventory financing, with the amount of permissible borrowings determined pursuant to a borrowing base formula. The credit facility also permits approved-vendor floorplan borrowings of up to $20 million. The credit facility accrues interest at a rate of LIBOR plus 150 to 260 basis points with the interest rate based upon the ratio of our net outstanding borrowing to our tangible net worth. The credit facility is secured by our inventory, accounts receivable, equipment, furniture, and fixtures. The credit facility requires us to satisfy certain covenants, including maintaining a leverage ratio tied to our tangible net worth. The credit facility matures in January 2008, with two one-year renewal options.

A copy of the form of the agreement is being filed with this Current Report on Form 8-K as Exhibit 10.20.

ITEM 9.01.     FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

10.20	Amended and Restated Credit and Security Agreement executed on February 15, 2005, effective as of February 3, 2005, among MarineMax, Inc. and its subsidiaries, as Borrowers, Keybank National Association, Bank of America, N.A., and various other lenders, as Lenders.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 18, 2005

MARINEMAX, INC.

By:	/s/ Michael H. McLamb Michael H. McLamb Executive Vice President, Chief Financial Officer and Secretary